EXHIBIT 99.1

Manatron Announces
Fiscal 2007 Third Quarter Results

Highlights:

•	Net revenues grew by 28.7% vs. Q3 FY06
•	Net revenues surpassed the $10 million mark for the third consecutive quarter
•	Third quarter software license fees increased by 182% to $1.3 million vs. Q3 FY06
•	Gross margin improved by 246 basis points to 51.6% vs. 27.0% for Q3 FY06
•	A $2.8 million positive swing in operating income to $589,046 vs. Q3 FY06
•	Cash increased $700,000 since Q3 FY06 after paying approximately $6.6 million for acquisitions and repurchasing $436,000 of Manatron stock

FOR IMMEDIATE RELEASE

CONTACT:

Paul Sylvester, Co-Chairman and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	Cameron Donahue Hayden Communications, Inc. (651) 653-1854 cameron@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - March 12, 2007-Manatron, Inc. (NASDAQ: MANA) a leading provider of property tax solutions for State and local governments announced its financial results for the third quarter of fiscal 2007, which ended on January 31, 2007.

For the third quarter, the Company reported net revenues of $10.3 million, a 28.7 percent increase over net revenues of $8.0 million recognized in last year's same period. Operating income improved to $589,046 for the quarter, a positive swing of $2.8 million versus the operating loss of $2.2 million that was reported for third quarter of the prior fiscal year. Net income after taxes was $393,662 or $0.08 per diluted share for the third quarter compared to a net loss of $1.3 million or $(0.31) per diluted share for the three months ended January 31, 2006.

For the nine months ended January 31, 2007, the Company reported net revenues of $31.7 million, a 20.1 percent increase over net revenues of $26.4 million posted for the nine months ended January 31, 2006. Operating income improved to $900,719 for the nine-month period, representing a positive swing of $5.5 million over the operating loss of $4.6 million reported for the first nine months of the prior fiscal year. Net income was $618,220 or $0.12 per diluted share for the nine months ended January 31, 2007 versus a net loss of $2.7 million or $(0.64) per diluted share for the comparable prior year period.

"Our acquisitions of ASIX and Plexis combined with solid organic growth and the impact of our cost reduction efforts have resulted in significant improvements in our financial performance," said

Manatron Announces Fiscal 2007 Third Quarter Financial Results; Page 2

Paul R. Sylvester, Manatron's Chief Executive Officer. "Accelerating market acceptance for our products and a strong portfolio of referenceable accounts has enabled us to exceed the $10 million mark in revenues for each of the first three quarters of our current fiscal year. More importantly, the revenue growth and our continued focus on managing expenses has allowed us to demonstrate sequential improvement in our gross profit, gross margins, operating income and net income during the first three quarters. Our gross margin increased to 51.6 percent for the third quarter versus 27.0 percent in the comparable prior-year quarter primarily because of our ability to leverage our costs against a higher base of revenue. Our margins have also benefited from the favorable change in our revenue mix, our restructuring initiative last April and the positive impact of certain changes in our GRM® software amortization. All of this has enabled us to add almost $700,000 to our cash balances in the last twelve months after paying out approximately $6.6 million for acquisitions and repurchasing $436,000 of our common stock."

"The market readiness for legacy system upgrades has been increasing this year," said Bill McKinzie, Manatron's President and Chief Operating Officer. "This is evident by our solid increases in software license fees for both the third quarter and nine months ended January 31, 2007. In addition, our backlog has grown by $2.2 million at the end of the quarter compared to January 31, 2006 and we have signed approximately $5.5 million of contracts since then for our GRM® solution in Beaufort County, South Carolina; Sedgwick County, Kansas; and The Unified Government of Wyandotte County, Kansas along with a few additional upgrades in our core markets."

"We also recognized an increase in our recurring software maintenance fees of 26.3 percent to $4.6 million for the third quarter versus the comparable prior year period," Mr. McKinzie continued. "This was due to the acquisitions of ASIX and Plexis, software maintenance recently initiated on new clients and annual price increases approved in the prior year. Our total recurring revenue from software maintenance, hardware maintenance, e-government subscriptions, and printing and processing contracts on an annualized basis currently stands at approximately $22 million, up from $20 million at October 31, 2006. This amount will continue to grow as the current year price increases, which approximate $2 million on an annual basis, are just beginning to take effect and, more importantly, as we add new clients."

The Company also reported that it has extended the useful life of its capitalized GRM® software from three years to five years given that GRM® is a national product, its operational in three states, is currently being implemented in six others and is targeted as the product for new markets. The impact of this change was a reduction of software amortization expense of approximately $350,000, which lowered the Company's cost of revenues. This change in accounting estimate had a $219,000 positive impact on net income or $0.04 per diluted share for the three months ended January 31, 2007.

Backlog for license fees and services at the end of the third quarter was $18.3 million compared to $16.1 million at January 31, 2006. The Company reported that this growth has primarily been driven by sales to new name accounts, such as Clay County, Missouri; Clinton County, Pennsylvania; Vigo County, Indiana; four counties in Oregon; Oconee County, South Carolina; and several upgrades in the Company's core markets of Florida, Indiana, Illinois and Ohio.

The Company finished the quarter with working capital of $5.4 million, $4.5 million in cash and no bank debt. Shareholders' equity was $23.9 million compared to $23.0 million as of April 30, 2006. Manatron also paid down $1.7 million of seller-financed notes payable associated with the ASIX acquisition and repurchased 35,101 shares of its common stock totaling $306,000 during the third quarter.

"Our Board of Directors has also reviewed Constellation Software, Inc.'s revised proposal to purchase all of our outstanding stock for $10 per fully diluted share, which we received on March

Manatron Announces Fiscal 2007 Third Quarter Financial Results; Page 3

2nd," Mr. Sylvester continued. "Once again, we have concluded that pursuing their proposal at this point is not in the best interests of the Company, its shareholders and our other stakeholders. We do not believe the additional $1 per share warrants any significant change in our thinking given that it has been less than 90 days since Constellation's initial offer and we have made continued progress on our three-year operating and growth plan as evidenced by our third quarter financial results."

Teleconference Information

Management will discuss the results in a conference call, scheduled for 4:15 p.m. Eastern Time, on Monday, March 12. Anyone interested in participating should call 888-694-4641 if calling within the United States or 973-582-2734 if calling internationally. There will be a playback available until March 19, 2007. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 8521175 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until April 12, 2007 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Manatron, Inc.:

Manatron is primarily focused on providing software and services to enable state and local governments in North America to completely, fairly and efficiently assess real and personal property, and to bill and collect the related property taxes in their jurisdictions.  The Company's software manages the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron's revenues are primarily generated from software license fees, software maintenance fees, professional services, and sales of hardware, forms and supplies.  Professional services consist of data conversions, installation, training, project management, hardware maintenance, forms processing and printing, consulting and appraisal services. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Minnesota, Ohio, Pennsylvania and Washington. Manatron currently serves approximately 1,300 customers in 30 states and two Canadian territories. More information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

About GRM®: GRM® is Manatron's fully integrated property management suite of software designed to manage and support the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron GRM automates the operational, information and planning needs for Assessors, Auditors, Treasurers, Tax Collectors, Recorders and other state and local governmental officials so that they can completely, fairly and efficiently assess real and personal property and bill and collect the related property taxes in their jurisdictions. More information on this product is available at http://www.manatron.com/solutions/GRM.aspx.

Safe Harbor Statement:

The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth

Manatron Announces Fiscal 2007 Third Quarter Financial Results; Page 4

of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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Tables to Follow

Manatron Announces Fiscal 2007 Third Quarter Financial Results; Page 5

MANATRON, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2007	April 30, 2006
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and equivalents	$4,504,910	$4,209,831
Accounts receivable, net	10,877,516	7,556,313
Income tax receivable	--	2,182,248
Revenues earned in excess of billings on long-term contracts	5,192,455	6,151,346
Unbilled retainages on long-term contracts	939,787	1,105,320
Notes receivable	281,435	450,565
Inventories	99,625	146,800
Deferred tax assets	1,153,651	1,153,651
Other current assets	389,293	485,525
Total current assets	23,438,672	23,441,599
NET PROPERTY AND EQUIPMENT	2,382,758	2,618,588
OTHER ASSETS:
Notes receivable, less current portions	143,091	272,261
Computer software development costs, net of accumulated amortization	3,316,904	2,610,216
Goodwill	12,022,385	12,022,385
Intangible assets, net of accumulated amortization	2,481,306	3,202,935
Other, net	288,465	253,980
Total other assets	18,252,151	18,361,777
Total assets	$44,073,581	$44,421,964

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$651,919	$898,301
Current portion of notes payable	818,760	2,700,000
Billings in excess of revenues earned on long-term contracts	1,287,093	3,373,271
Billings for future services	12,162,832	8,369,114
Accrued liabilities	3,147,845	3,419,286
Total current liabilities	18,068,449	18,759,972
DEFERRED INCOME TAXES	284,963	284,963
LONG-TERM PORTION OF NOTES PAYABLE	1,849,416	2,334,228
SHAREHOLDERS' EQUITY:
Common stock	16,748,215	16,538,483
Retained earnings	7,122,538	6,504,318
Total shareholders' equity	23,870,753	23,042,801
Total liabilities and shareholders' equity	$44,073,581	$44,421,964

Manatron Announces Fiscal 2007 Third Quarter Financial Results; Page 6

MANATRON, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2007	2006	2007	2006
NET REVENUES	$10,324,099	$8,024,451	$31,715,423	$26,414,813
COST OF REVENUES	4,997,650	5,858,868	16,638,237	18,398,909
Gross profit	5,326,449	2,165,583	15,077,186	8,015,904
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,737,403	4,368,023	14,176,467	12,638,649
Income (loss) from operations	589,046	(2,202,440)	900,719	(4,622,745)
OTHER INCOME, NET	40,616	54,213	90,101	207,078
Income (loss) before provision (credit) for income taxes	629,662	(2,148,227)	990,820	(4,415,667)
PROVISION (CREDIT) FOR INCOME TAXES	236,000	(816,000)	372,600	(1,677,440)
NET INCOME (LOSS)	$393,662	$(1,332,227)	$618,220	$(2,738,227)
BASIC EARNINGS (LOSS) PER SHARE	$.08	$(.31)	$.13	$(.64)
DILUTED EARNINGS (LOSS) PER SHARE	$.08	$(.31)	$.12	$(.64)
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	4,909,756	4,322,363	4,897,821	4,297,453
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	5,088,126	4,322,363	4,968,896	4,297,453